Exhibit 99.1

July 2, 2004

Reporters May Contact:

Shirley Norton 415-622-40411

Bank of America reaches agreement to settle Enron class action litigation

Bank to pay $69 million to settle

CHARLOTTE – Bank of America announced today that it has reached an agreement to settle class action litigation brought on behalf of purchasers of Enron securities that is pending in the United States District Court for the Southern District of Texas (Civil Action No. H-01-3624).

Under the terms of the settlement agreement, which is subject to court approval, Bank of America will make a payment of approximately $69 million to the settlement class in Newby v. Enron Corp. et al, led by the Regents of the University of California. The class consists of all persons who purchased or otherwise acquired securities issued by Enron during the period from October 19, 1998 to November 27, 2001. Plaintiffs’ attorney fees will be paid from the settlement amount.

The bank believes it is in the best interests of the company to resolve these claims and put this litigation behind it and focus efforts on creating greater value for shareholders. Under the settlement, Bank of America denied that it violated any law and explained that it settled the matter solely to eliminate the uncertainties, expense and distraction of further protracted litigation.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, more than 16,000 ATMs and award-winning online banking with more than ten million active users. Bank of America is the #1 Small Business Administration lender in the United States. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500.

Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com